Exhibit 5.0	Opinion of Muldoon Murphy & Aguggia LLP

April 30, 2007

Board of Directors
Andrea Electronics Corporation
65 Orville Drive
Bohemia, New York 11716

Re:	Andrea Electronics Corporation 2006 Equity Compensation Plan

Board Members:

We have been requested by Andrea Electronics Corporation, a New York corporation (the “Corporation”), to issue our opinion in connection with the registration of 10,000,000 shares of the Corporation’s common stock, $0.01 par value (the “Shares”), to be issued pursuant to stock-based awards granted under the Andrea Electronics Corporation 2006 Equity Compensation Plan (the “Plan”). The Corporation intends to register the Shares with the Securities and Exchange Commission on a Form S-8 Registration Statement pursuant to the Securities Act of 1933.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Corporation.

Based on the foregoing and limited in all respects to New York law, it is our opinion that the Shares reserved for issuance under the Plan are duly authorized, and, when issued: (x) upon the exercise of stock options and stock appreciation rights to be granted under the Plan, when paid for in accordance with the terms of the Plan, and (y) as awards of restricted stock, performance shares or performance units granted in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part, otherwise be referred to or be furnished to any governmental agency (other than the Securities and Exchange Commission in connection with the aforementioned Registration Statement in which this opinion is contained) or any other person or entity without the prior written consent of this firm.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, to the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP

MULDOON MURPHY & AGUGGIA LLP